EXHIBIT 99.1

Meridian Resource Reports Fourth Quarter and Full-Year 2008 Financial Results

HOUSTON, March 12, 2009 (GLOBE NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced fourth-quarter and full-year 2008 financial results.

A summary of the full year's financial results are:

 * Discretionary Cash Flow totaled $82 million
 * Production totaled 14 Bcfe, or 38.1 Mmcfe per day
 * Average prices of $9.07 per Mcf, and $83.18 per barrel
 * Oil and Gas Revenues totaled $149 million
 * Lease Operating Expense totaled $24 million
 * Depletion and Depreciation totaled $72 million
 * General & Administrative Expense totaled $19 million

Discretionary Cash Flow

Discretionary cash flow for the fourth quarter of 2008 was $15.5 million, compared to $23.2 million for the fourth quarter of 2007. The difference between the two quarterly periods is due primarily to lower realized prices combined with lower production levels which were in part impacted by hurricanes Gustav and Ike. For full year 2008, discretionary cash flow was $81.6 million, compared to $94.4 million for the full year 2007. The difference between the two annual periods is due primarily to higher realized commodity prices and lower operating cost in 2008, offset by lower production levels.

Production Volumes

Production volumes for the fourth quarter of 2008 totaled 3.5 Bcfe, or 38.3 Mmcfe per day compared to 4.1 Bcfe, or 44.6 Mmcfe per day for the fourth quarter of 2007. The difference between the two quarterly periods is due to natural production declines offset by new production being brought on in East Texas and Weeks Island. Sequentially, production volumes are up by 462 Mmcfe, or 15% compared to the third quarter of 2008. Annual production volumes were 13.9 Bcfe, or 38.1 Mmcfe per day, for full year 2008 compared to 18.3 Bcfe, or 50.1 Mmcfe per day, for full year 2007. The difference between the two annual periods is due to natural production declines combined with the impact of hurricanes Gustav and Ike which struck south Louisiana and the upper Texas coast during the third quarter of 2008, offset by new production being brought on in East Texas and Weeks Island. As a result of the storms, the Company's production was curtailed by approximately 1 Bcfe.

Oil and Gas Revenues

Oil and gas revenues for the fourth quarter of 2008 totaled $26.8 million compared to total oil and gas revenues of $37.1 million for the fourth quarter of 2007. The difference between the two quarterly periods is due primarily to previously discussed lower production levels. Average realized natural gas and crude oil prices (including the effect of hedging) between the two quarterly periods were $6.85 per Mcf and $53.47 per barrel (Q4-08) and $7.18 per Mcf and $81.03 per barrel (Q4-07), respectively. Total annual oil and gas revenues were $148.6 million for full year 2008, compared to $150.7 million for full year 2007. Average realized natural gas and crude oil prices (including the effect of hedging) between the two annual periods were $9.07 per Mcf and $83.18 per barrel (2008) and $7.29 per Mcf and $64.70 per barrel (2007), respectively.

Lease Operating Expenses

Lease operating expenses for the fourth quarter of 2008 were $5.1 million, a decrease of $1.5 million or 22% compared to $6.6 million for the fourth quarter of 2007. Sequentially, lease operating expenses were down by $0.8 million or 13% compared to the third quarter of 2008. Lease operating expenses for full year 2008 were $24.3 million, compared to $28.3 million in full year 2007. Lease operating expenses decreased between the two quarterly and annual periods primarily due to a decrease in insurance cost and the fact that some of the fields were shut-in during the third and fourth quarter because of the referenced storms.

Depletion and Depreciation

Depletion and depreciation for the fourth quarter of 2008 was $20.6 million, up slightly, compared to $18.9 million for the fourth quarter of 2007. For full year 2008, depletion and depreciation totaled $72.1 million, a decrease of $5.0 million, or 7%, compared to $77.1 million for full year 2007. The difference between the quarterly and annual periods is due primarily to lower production volumes.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2008 were $3.8 million compared to $4.4 million for the fourth quarter of 2007. Sequentially, general and administrative expenses were down by $2.1 million or 36% compared to the third quarter of 2008. For full year 2008, general and administrative expenses were $19.1 million compared to $16.2 million for full year 2007. The difference in general and administrative expenses between the annual periods was primarily due to the cost of a contractual retention bonus program for non-executive employees entered into during July 2008.

Interest Expense

Interest expense for the fourth quarter of 2008 and 2007 was $1.5 million, respectively. For the full year of 2008, interest expense totaled $5.4 million compared to $6.1 million for the full year of 2007. The difference between the two annual periods is due primarily to a slight decrease in interest rates.

Net Income / (Loss)

Meridian recorded a net loss in the fourth quarter 2008 of $215 million or $2.33 per share compared to net income of $2.0 million, or $0.02 per share for the fourth quarter of 2007. For full year 2008, the Company reported a net loss of $210 million, or $2.30 per diluted common share, compared to net income of $7.1 million, or $0.08 per diluted common share, for full year 2007. During the fourth quarter, the Company was required to recognize one time non-cash impairment charges totaling $223.5 million, of which $216.8 million is related to oil and gas properties and $6.7 million is related to fixed assets. Excluding the impact of the non-cash impairment, for the fourth quarter and full year 2008, the Company would have reported an after tax net loss of $3.4 million, or $0.04 per share (Q4-2008) and net income of $2.9 million, or $0.03 per share (full year 2008), respectively. The effect of this write-down is projected to result in a decrease in the Company's anticipated future depletion rate.

Liquidity Update

Pursuant to the Company's Credit Facility, Meridian is required to maintain certain covenants, including, among other things maintenance of certain financial ratios and an unqualified audit report. During the quarter ended December 31, 2008, the Company's compliance with the current ratio test fell below the prescribed minimum resulting in an event of default in the Credit Facility. The reason for the deficiency was the result of multiple factors including (i) the lack of availability under the Credit Agreement, (ii) the higher level of drilling activity during the period, which resulted in higher accounts payable balances at the end of the fourth quarter and (iii) higher market costs for oil and gas drilling and ancillary operating activities. Primarily due to the uncertainty surrounding the event of default noted above, the Company has been informed that its independent auditors could modify their opinion on our 2008 consolidated financial statements to include a going concern explanatory paragraph. Meridian has requested a waiver from the lending group concerning the event of default.

The Company has taken actions to reduce its level of capital expenditures during 2009 in the face of lower commodity prices. Additionally, during late 2008 and early 2009 the Company implemented cost control measures to bolster its current and future cash position and reduce its annual internal cost structure by approximately 33%, or $12 million, in order to align itself with the current commodity price environment. Additionally, the Company has taken steps at its operated properties to reduce annual field operating expenses by approximately $3.5 million.

In addition, the Company is scheduled to undergo its semi-annual borrowing base redetermination during March 2009. The Company may receive notice of a borrowing base deficiency at that time, whereby the level of outstanding borrowings could exceed the lenders' determination of the loan value associated with the Company's oil and gas reserves. The Company's new borrowing base is expected to become effective April 30, 2009. If the Company is unable to satisfy any borrowing base deficiency from its internally generated cash flow, the Company would be forced to seek external sources of capital or to liquidate certain assets to fund any remaining borrowing base deficiency. The Company would have 90 days from April 30, 2009 to cure any deficiency. At this time, the Company cannot provide any assurances that external funding sources would be available.

Reserves

As of December 31, 2008, the Company's year-end oil and gas reserves totaled 80.3 Bcfe compared to 90.5 Bcfe at the end of 2007. During 2008, the Company reported approximately 15.0 Bcfe of extensions and discoveries as a result of its 2008 drilling program in the East Texas and Weeks Island project areas, representing 107% reserve replacement. However, the Company's reserves were negatively impacted by lower commodity prices between the periods. For the period ended December 31, 2008, the Company utilized $44.60 per barrel of crude oil and $5.70 per MMbtu of natural gas compared to $95.61 per barrel of crude oil and $6.76 per MMbtu of natural gas for the period ended December 31, 2007. The decline in commodity prices between the corresponding periods had a negative impact on the economics of the Company's East Texas project area resulting in the majority of the negative revisions. At December 31, 2008, approximately 63% of the Company's reserves are natural gas, with the remaining 37% being crude oil. Proved developed reserves accounted for 64% of the Company's total proved reserves with the remaining 36% representing proved undeveloped reserves. As of December 31, 2008, the Standardized Measure of Discounted Future Net Cash Flows, prepared in accordance with GAAP, of the Company's total proved reserves was approximately $179.4 million. The following table provides a reconciliation of the Company's proved reserve quantities for the year ended December 31, 2008:

                                       Oil         Gas        Equiv.
                                     (MBbls)     (MMcf)      (MMcfe)
                                    ---------   ---------   ---------
 Balance, December 31, 2007            4,856      61,329      90,463
  Production                            (765)     (9,369)    (13,958)
  Discoveries and extensions           2,143       2,371      15,018
  Sale of reserves                        (3)       (170)       (363)

  Revisions of previous estimates     (1,328)     (3,265)    (10,849)
                                    ---------   ---------   ---------
 Balance, December 31, 2008            4,903      50,896      80,312
                                    =========   =========   =========

Conference Call

Meridian invites you to listen to its conference call which will discuss these results on March 12th at 2:30 p.m. Central Time. To participate in this conference call, dial 888-679-8018 (U.S./Canada) or 617-213-4845 (International) five to ten minutes before the scheduled start time and reference Conference ID #71844993. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (International) and referencing Conference ID #16619946. A replay of the conference call will also be available on the Company's website shortly after the broadcast.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure called "discretionary cash flow." As used herein, discretionary cash flow represents net cash provided by operating activities prepared in accordance with GAAP adjusted for net changes in working capital accounts. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities, as defined by GAAP. Discretionary cash flow per share is calculated by dividing discretionary cash flow by the fully diluted weighted average shares outstanding.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2007.

Click here to join our email alert list:http://www.b2i.us/irpass.asp?BzID=1440&to=ea&s=0

           THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                         SUMMARY OPERATIONS DATA
            (In thousands, except prices and per share data)
                               (Unaudited)

                              Q4-08      Q4-07
                            --------------------  --------------------
                             Three Months Ended    Twelve Months Ended
                            --------------------  --------------------
                             Dec 31,    Dec 31,    Dec 31,    Dec 31,
                              2008       2007       2008       2007
                            ---------  ---------  ---------  ---------
 Production:
 Oil (Mbbl)                       219        203        765        838
 Natural Gas (Mmcf)             2,210      2,882      9,369     13,239
 Mmcfe                          3,522      4,105     13,958     18,269
 Mmcfe (Daily Rate)              38.3       44.6       38.1       50.1

 Average Prices:
 Oil (per Bbl)                 $53.47     $81.03     $83.18     $64.70
 Natural Gas (per Mcf)           6.85       7.18       9.07       7.29
   Per Mcfe                      7.62       9.05      10.65       8.25

 Oil and Natural Gas
  Revenues                    $26,846    $37,141   $148,634   $150,709
 Lease Operating Expenses       5,129      6,619     24,280     28,338
   Per Mcfe                      1.46       1.61       1.74       1.55
 Depletion and depreciation    20,574     18,892     72,072     77,076
   Per Mcfe                      5.84       4.60       5.16       4.22
 Severance and Ad Valorem
  Taxes                         1,602      1,819      9,727      9,409
   Per Mcfe                      0.45       0.44       0.70       0.52
 General and Admin Expense      3,829      4,362     19,063     16,221
   Per Mcfe                      1.09       1.06       1.37       0.89
 Interest Expense               1,486      1,483      5,408      6,090
   Per Mcfe                      0.42       0.36       0.39       0.33

 Discretionary Cash Flow (1)  $15,540    $23,229    $81,571    $94,434
   Per Mcfe                      4.41       5.66       5.84       5.17

 Net Earnings Applicable to
  Common Stockholders       ($214,987)    $2,014  ($209,886)    $7,137

 Per Common Share (Basic)      ($2.33)     $0.02     ($2.30)     $0.08
 Per Common Share (Diluted)    ($2.33)     $0.02     ($2.30)     $0.08

 (1) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as defined by GAAP.

          THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
              (In thousands, except per share, Unaudited)

                              Q4-08      Q4-07
                            --------------------  --------------------
                             Three Months Ended    Twelve Months Ended
                            --------------------  --------------------
                             Dec 31,    Dec 31,    Dec 31,    Dec 31,
                               2008       2007       2008       2007
                            ---------  ---------  ---------  ---------
 Revenues:
 Oil and natural gas          $26,846    $37,141   $148,634   $150,709
 Interest and other               152        234        531      1,469
                            ---------  ---------  ---------  ---------
 Total revenues                26,998     37,375    149,165    152,178
                            ---------  ---------  ---------  ---------

 Operating costs and
  expenses:
 Oil and natural gas
  operating                     5,129      6,619     24,280     28,338
 Severance and ad valorem
  taxes                         1,602      1,819      9,727      9,409
 Depletion and depreciation    20,574     18,892     72,072     77,076
 General and administrative     3,829      4,362     19,063     16,221
 Accretion expense                484        529      2,064      2,230
 Contract settlement               --         --      9,894         --
 Hurricane damage repairs          --         --      1,462         --
 Impairment of long-lived
  assets                      223,543         --    223,543         --
                            ---------  ---------  ---------  ---------
 Total operating costs and
  expenses                    255,161     32,221    362,105    133,274
                            ---------  ---------  ---------  ---------

 Earnings before interest
  and income taxes           (228,163)     5,154   (212,940)    18,904

 Other expenses:
 Interest expense               1,486      1,483      5,408      6,090
 Taxes on income:
   Current                       (303)       470       (269)       650
   Deferred                   (14,359)     1,187     (8,193)     5,027
                            ---------  ---------  ---------  ---------
 Net Earnings applicable to
  common stockholders       ($214,987)    $2,014  ($209,886)    $7,137
                            =========  =========  =========  =========

 Net Earnings per share:
   -- Basic                    ($2.33)     $0.02     ($2.30)     $0.08
                            =========  =========  =========  =========
   -- Diluted                  ($2.33)     $0.02     ($2.30)     $0.08
                            =========  =========  =========  =========

 Weighted average common
  shares outstanding:
   -- Basic                    92,414     89,334     91,382     89,307
   -- Diluted                  92,414     95,170     91,382     94,944

           THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                             (In thousands)

                                               Dec. 31,      Dec. 31,
                                                 2008          2007
                                             -----------   -----------
 ASSETS                                      (unaudited)
 ------

 Cash and cash equivalents                      $13,354       $13,526
 Restricted cash                                  9,971            30
 Other current assets                            28,719        29,609
                                             -----------   -----------
  Total current assets                           52,044        43,165
                                             -----------   -----------

 Property, equipment and other assets           252,531       440,610
                                             -----------   -----------
  Total assets                                 $304,575      $483,775
                                             ===========   ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------

 Current liabilities                           $161,296       $54,128

 Long-term debt, net of current maturities            0        75,000

 Other liabilities                               20,768        29,217

 Common stockholders' equity                    122,511       325,430
                                             -----------   -----------
  Total liabilities and stockholders' equity   $304,575      $483,775
                                             ===========   ===========

           THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
         SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                             (In thousands)
                               (Unaudited)

                            --------------------  --------------------
                             Three Months Ended    Twelve Months Ended
                            --------------------  --------------------
                             Dec 31,    Dec 31,    Dec 31,    Dec 31,
                              2008        2007      2008        2007
                            --------------------  --------------------
 Reconciliation of
  Discretionary Cash Flow to
  Net Cash Provided By
  Operating Activities:

 Discretionary Cash Flow      $15,540    $23,228    $81,571    $94,434
 Adjustments to reconcile
  discretionary cash flow to
  net cash provided by
  operating activities:
   Net changes in working
    capital                     4,351    (1,413)     11,196      2,557
                            --------------------  --------------------
 Net Cash Provided By
  Operating Activities        $19,891    $21,815    $92,767    $96,991
                            ====================  ====================

                  THE MERIDIAN RESOURCE CORPORATION
                    Current Summary of Natural Gas
                    and Crude Oil Hedge Positions

                  Natural Gas Costless Collars
                  ----------------------------

                   Contracted           Floor            Ceiling
  Contract          Volume              Price             Price
   Period         (Mmbtu/Qtr)         ($/Mmbtu)         ($/Mmbtu)
 -----------    ---------------    ---------------    --------------
  Q4 - '08         1,070,000            $7.32             $11.16
  Q1 - '09           780,000            $7.77             $11.07
  Q2 - '09           660,000            $7.75             $10.99
  Q3 - '09           570,000            $7.75             $11.02
  Q4 - '09           520,000            $7.76             $11.02

                   Crude Oil Costless Collars
                   --------------------------

                  Contracted          Floor            Ceiling
  Contract          Volume            Price             Price
   Period         (Bbls/Qtr)         ($/Bbl)           ($/Bbl)
 -----------    --------------    -------------     -------------
  Q4 - '08          52,000            $67.88            $92.03
  Q1 - '09          36,000            $80.42           $115.38
  Q2 - '09          31,000            $80.16           $114.96
  Q3 - '09          26,000            $79.81           $114.38
  Q4 - '09          22,000            $80.00           $114.99

CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com